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                                                                      EXHIBIT 12



                            DEVON ENERGY CORPORATION
STATEMENT OF COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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
                                                                                       YEARS ENDED DECEMBER 31,
                                                                         2002        2001        2000        1999          1998
                                                                      ---------    ---------   ---------   ---------    ---------
EARNINGS:

        Adjusted earnings (loss) from continuing operations
           before income taxes                                        $    (135)          27       1,036        (264)        (305)
        Add fixed charges (see below)                                       549          229         164         126           60
                                                                      ---------    ---------   ---------   ---------    ---------

        Adjusted earnings (loss)                                            414          256       1,200        (138)        (245)
                                                                      =========    =========   =========   =========    =========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
        Gross interest expense                                              537          223         158         111           44
        Distributions on preferred securities of subsidiary trust            --           --          --           7           10
        Estimated interest component of operating lease payments             12            6           6           8            6
                                                                      ---------    ---------   ---------   ---------    ---------

        Fixed charges                                                       549          229         164         126           60

        Preferred stock requirements, pre-tax                                16           16          16           6           --
                                                                      ---------    ---------   ---------   ---------    ---------

        Combined fixed charges and preferred stock dividends          $     565          245         180         132           60
                                                                      =========    =========   =========   =========    =========

Ratios of earnings to fixed charges                                          NA         1.12        7.34          NA           NA
                                                                                   =========   =========

Ratio of earnings to combined fixed charges preferred
   stock dividends                                                           NA         1.05        6.70          NA           NA
                                                                                   =========   =========

Insufficiency of earnings to cover fixed charges and combined
   fixed charges                                                      $     135           NA          NA         264          305
                                                                      =========                            =========    =========

Insufficiency of earnings to cover fixed charges and combined
   fixed charges and preferred stock dividends                        $     151           NA          NA         270          305
                                                                      =========                            =========    =========
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